EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Colonial Commercial Corp.

We consent to the incorporation by reference in the registration statement (No.  333-37025) on Form S-8 of Colonial Commercial Corp. of our report dated March 22, 2007, (August 13, 2007, as to the effects of the restatements discussed in Note 1(p) to the consolidated financial statements) which contains an emphasis of a matter paragraph for the adoption of SFAS 123(R), with respect to the consolidated balance sheet of Colonial Commercial Corp. as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K/A (Amendment Number 2) of Colonial Commercial Corp.

/s/Weiser LLP
Weiser LLP

August 27, 2007